Investor Relations Contact:    Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Declares Quarterly Cash Dividend

ATLANTA, GA, February 8, 2017 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a quarterly dividend of $.14 per common share. The dividend will be paid on March 14, 2017 to the common stock shareholders of record as of March 6, 2017.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $4.2 billion in assets as of December 31, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 31 full-service banking offices and eight mortgage origination offices in seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.